Exhibit 4.18

SECOND SUPPLEMENTAL INDENTURE
ADDITIONAL SUBSIDIARY GUARANTEES

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture for Additional Guarantees”), dated as of September 21, 2006, among Reliant Energy Power Supply, LLC (the “Guaranteeing Subsidiary”), a subsidiary of Reliant Energy, Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and Wilmington Trust Company, as trustee under the indentures referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered to the Trustee a senior indenture (the “Base Indenture”), dated as of December 22, 2004, between the Company and the Trustee, as amended by a first supplemental indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated as of December 22, 2004, among the Company, the Guarantors named therein and the Trustee, providing for the original issuance of an aggregate principal amount of $750.0 million of 6.75% Senior Secured Notes due 2014 (the “Initial Notes”), and, subject to the terms of the Supplemental Indenture, future unlimited issuances of 6.75% Senior Secured Notes due 2014 (the “Additional Notes,” and together with the Initial Notes, the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Supplemental Indenture, the Trustee, the Company and the other Guarantors are authorized to execute and deliver this Supplemental Indenture for Additional Guarantees.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary, the Trustee, the Company and the other Guarantors mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.             Capitalized Terms.  Unless otherwise defined in this Supplemental Indenture for Additional Guarantees, capitalized terms used herein without definition shall have the meanings assigned to them in the Supplemental Indenture.

2.             Agreement to be Bound; Guarantee.  The Guaranteeing Subsidiary hereby becomes a party to the Supplemental Indenture as a Guarantor and as such will have all of the rights and be subject to all of the Obligations and agreements of a Guarantor under the Indenture.  The Guaranteeing Subsidiary hereby agrees to be bound by all of the provisions of the Supplemental Indenture applicable to a Guarantor and to perform all of the Obligations and agreements of a Guarantor under the Supplemental Indenture.  In furtherance of the foregoing, the Guaranteeing Subsidiary shall be deemed a Guarantor for purposes of Article 12 of the Supplemental Indenture, including, without limitation, Section 12.02 thereof.

3.             NEW YORK LAW TO GOVERN.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE FOR ADDITIONAL GUARANTEES BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4.             Counterparts.  The parties may sign any number of copies of this Supplemental Indenture for Additional Guarantees.  Each signed copy shall be an original, but all of them together represent the same agreement.

5.             Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

6.             The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture for Additional Guarantees or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

7.             Ratification of Indenture; Supplemental Indenture for Additional Guarantees Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture for Additional Guarantees shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall by bound hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture for Additional Guarantees to be duly executed and attested, all as of the date first above written.

Dated: September 21, 2006.

RELIANT ENERGY POWER SUPPLY, LLC

By:	/s/ Lloyd A. Whittington
Name:	Lloyd A. Whittington
Title:	Vice President and Treasurer

RELIANT ENERGY, INC.

By:	/s/ Andrew C. Johannesen
Name:	Andrew C. Johannesen
Title:	Vice President and Asst. Treasurer

RELIANT ENERGY ASSET MANAGEMENT, LLC
RELIANT ENERGY BROADBAND, INC.
RELIANT ENERGY CALIFORNIA HOLDINGS, LLC
RELIANT ENERGY COMMUNICATIONS, INC.
RELIANT ENERGY COOLWATER, INC.
RELIANT ENERGY CORPORATE SERVICES, LLC
RELIANT ENERGY ELLWOOD, INC.
RELIANT ENERGY ETIWANDA, INC.
RELIANT ENERGY FLORIDA, LLC
RELIANT ENERGY KEY/CON FUELS, LLC
RELIANT ENERGY MANDALAY, INC.
RELIANT ENERGY NORTHEAST GENERATION, INC.
RELIANT ENERGY NORTHEAST HOLDINGS, INC.
RELIANT ENERGY ORMOND BEACH, INC.
RELIANT ENERGY POWER GENERATION, INC.
RELIANT ENERGY RETAIL HOLDINGS, LLC
RELIANT ENERGY SABINE (TEXAS), INC.
RELIANT ENERGY SERVICES DESERT BASIN, LLC
RELIANT ENERGY SERVICES MID-STREAM, LLC
RELIANT ENERGY SEWARD, LLC
RELIANT ENERGY TRADING EXCHANGE, INC.
RELIANT ENERGY VENTURES, INC.
RELIANT ENERGY WHOLESALE GENERATION, LLC

By:	/s/ Andrew C. Johannesen
Name:	Andrew C. Johannesen
Title:	Assistant Treasurer of the corporations and limited liability companies, and of the general partners of the limited partnerships, listed above

RELIANT ENERGY SERVICES, INC.

By:	/s/ Andrew C. Johannesen
Name:	Andrew C. Johannesen
Title:	Vice President and Treasurer

RELIANT ENERGY RETAIL SERVICES, LLC
RELIANT ENERGY ELECTRIC SOLUTIONS, LLC
RELIANT ENERGY SOLUTIONS EAST, LLC

By:	/s/ Lloyd A. Whittington
Name:	Lloyd A. Whittington
Title:	Vice President and Treasurer of the limited liability companies listed above

RELIANT ENERGY CAPTRADES HOLDING CORP.
RELIANT ENERGY SABINE (DELAWARE), INC.

By:	/s/ Patricia F. Genzel
Name:	Patricia F. Genzel
Title:	President

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ Michael G. Oller
Authorized Signatory